Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-191335 on Form S-8 of our report dated March 21, 2014 (May 2, 2014 as to the change in segment measure in Notes 2 and 14), relating to the consolidated financial statements and financial statement schedule of ClubCorp Holdings, Inc. and subsidiaries appearing in this Current Report on Form 8-K of ClubCorp Holdings, Inc., dated May 2, 2014.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
May 2, 2014